EXHIBIT 99.1

SLS International Enters Into License Agreement for Third Party To Manufacture, Market and Sell Headsets and Headphones using Ribbon-Driver Technology

Agreement is Part of Strategic Focus on Core Business;

SPRINGFIELD, Mo.--(BUSINESS WIRE)—June 29, 2006--SLS International, Inc. (Amex: SLS), a leading provider of premium-quality sound systems for professional (recording studio, concert, etc.), cinema and home entertainment markets, today announced that it entered into a License Agreement with DGM Audio LLC. Under the License Agreement, SLS has granted to DGM exclusive worldwide rights to manufacture, market and sell headsets and headphones using SLS’s ribbon-driver technology and certain SLS trademarks. DGM is prepared to provide the necessary capital to produce and market headphones immediately and expects to have product in retail stores by the fourth quarter of 2006. Under the agreement SLS retained its rights with respect to the headsets and headphones that it sells in the commercial, industrial and professional markets. The license agreement with DGM is part of a plan to focus on the company’s core business, which will allow the company to reduce annual consulting and managerial expenses by an estimated $1.2 million. SLS is required to provide DGM with drawings and specifications for the licensed technology within five business days after the date of the agreement. The effectiveness of the license agreement is conditioned upon the payment by DGM of a non-refundable license fee of $300,000 by no later than 10 business days after SLS delivers such drawings and specifications to DGM. If not paid by that date, the license agreement will be automatically canceled. SLS will also be entitled to royalties on sales of any products incorporating any SLS intellectual property. To maintain the license, DGM must make minimum annual royalty payments of $300,000 in 2007, $600,000 in 2008, $900,000 in 2009, and $1.2 million each year thereafter. A successful launch and sell-through of the headphones could result in much greater royalties for SLS in the near-term and long-term. For example, under the guidelines of the license agreement, if DGM sells 100,000 pieces of a high end noise cancelling headphone using SLS’s patent- pending technology, SLS estimates that it would receive royalties of approximately $1.5 million.

“This license is pivotal in our strategy to bring our technology and products to the consumer marketplace,” stated John Gott, Chairman and CEO of SLS International. “Our momentum in the professional and commercial marketplace has resulted in double-digit growth year-over-year. Our new headphone and headset products have the potential to do the same. But our ability to fund the rollout of the headphones for retail sale has been limited. The license will allow us to focus our efforts on our core business – the professional and commercial marketplace – while still capturing much of the potential for our headphones in the retail market.

Steve Lamar also announced his resignation as President of SLS. “Steve Lamar’s departure was anticipated in connection with the license agreement,” Mr. Gott said. “Steve’s strengths and interests best served the retail side of our business, and we expect Steve to pursue a role with DGM, to build on programs he initiated at SLS. I have personally enjoyed working with Steve over the past year and wish him all the best.

“While the potential gross revenue from the sale of headphones to the consumer marketplace is very large, the costs related to attaining a reasonable share of that market are high. We feel that the net result of the license should be about the same as we could have attained on our own, considering the potential dilution and high capital costs that would be required to fund our own product launch. DGM has the ability to fund these efforts and bring the SLS headphone technology to the forefront of the consumer industry, allowing us to continue to build our core businesses and develop our other patented technologies. Our growth in the commercial and cinema speaker markets could easily continue to double each year for the next several years. And, with the success that our new patented Evenstar digital amplifiers are seeing, these products could equal the sales volume of our speaker systems. We will also be able to continue to develop products such as a new line of business music systems and wireless self-powered speaker systems that will be used for the commercial markets and eventually could be scaled for the consumer markets.”

Mr. Gott added, “The license allows us to restructure our operations around our core business of Professional and Cinema products and continue the sell through of our Q Line Home Theater products that are currently in production. We have made a large investment in developing these systems and have only begun to set up distribution for them. The Q Line Systems are receiving rave reviews for their quality and value and they have the potential to be sold in many different retail outlets in addition to the Big Box locations where they have been debuted.

We feel that this license and relationship is a very positive move for SLS at this time.”

About SLS

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.

Contact:

CEOcast, Inc. for SLS International

Andrew Hellman, 212-732-4300